Exhibit 99.1

News Release

ARIAD PRESENTS LONG-TERM PHASE 1/2 TRIAL FOLLOW UP ON

INVESTIGATIONAL DRUG BRIGATINIB WITH MEDIAN TIME ON

TREATMENT OF 17 MONTHS IN ALK+ NSCLC PATIENTS

~ Longest Time on Treatment Now More Than 3.5 Years

for Patients with ALK+ Non-Small Cell Lung Cancer

~ Data from Phase 1/2 Clinical Trial Presented at 2016 ASCO Meeting

Chicago, IL and Cambridge, MA – June 4, 2016 – ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced updated clinical data on its investigational tyrosine kinase inhibitor (TKI), brigatinib, in patients with anaplastic lymphoma kinase-positive (ALK+) advanced non-small cell lung cancer (NSCLC) from an ongoing Phase 1/2 trial. The current results include more mature efficacy and safety data for brigatinib, including updated response rates and median duration of response in ALK+ NSCLC patients.

The updated Phase 1/2 results are being presented today at the 2016 American Society of Clinical Oncology (ASCO) annual meeting in Chicago.

Phase 1/2 Study

The data presented at ASCO include safety analyses on all patients in the trial (n=137) and efficacy analyses on all patients with ALK+ NSCLC (n=79). Of the 79 ALK+ NSCLC patients, all but eight had failed prior crizotinib. The presentation is based on patient data as of November 2015 with a median time on treatment for ALK+ NSCLC patients of 17.0 months (range, 0.03 – 44.4 months, ongoing). Patient enrollment in the trial is complete, with the last patient enrolled in July 2014.

“The long-term follow up on this clinical trial of brigatinib shows substantial anti-tumor activity with an objective response rate of approximately 72 percent in crizotinib-resistant ALK-positive NSCLC patients,” stated D. Ross Camidge, M.D., Ph.D., director of thoracic oncology at the Colorado University Cancer Center. “The median progression-free survival in this post-crizotinib patient group exceeds one-year and has not yet been reached in patients not previously treated with crizotinib. Importantly, no new safety signals have emerged at this later time of follow up.”

Key data from the study include:

Anti-tumor Activity of Brigatinib in ALK+ NSCLC Patients

•	Of the 71 ALK+ NSCLC patients with prior crizotinib therapy, 51 (72%) demonstrated an objective response to brigatinib. Forty-four responses were confirmed (62%).

¡	Of the 25 patients treated at the 180 mg dose regimen that included a seven-day lead-in dose of 90 mg, 20 (80%) demonstrated an objective response, of which 19 (76%) were confirmed.

•	Of the eight crizotinib-naive ALK+ NSCLC patients treated with brigatinib, all demonstrated an objective response (100%), including three complete responses (CR). All responses were confirmed.

•	The “waterfall plot” analysis demonstrated tumor shrinkage in nearly all ALK+ NSCLC patients, with 21 patients experiencing 100 percent shrinkage of the target lesions.

•	The median duration of response in confirmed responders was 14.5 months in ALK+ NSCLC patients treated with prior crizotinib therapy and was not yet reached in ALK+ NSCLC patients who were crizotinib-naive.

•	Median progression-free survival (PFS) was 12.9 months in ALK+ NSCLC patients with prior crizotinib therapy and was not yet reached in ALK+ NSCLC patients who were crizotinib-naive.

•	Overall survival (OS) at one year was 77 percent in patients who received prior crizotinib (projected 2-year OS was 63%) and 100 percent in patients who were crizotinib-naive (projected 2-year OS was 100%).

An evaluation of the efficacy of brigatinib in ALK+ NSCLC patients with intracranial CNS metastases at baseline was also included in the ASCO presentation. In an independent central review of brain magnetic resonance imaging (MRI) scans, 46 ALK+ NSCLC patients were evaluable for intracranial response, including 15 who had measurable intracranial

CNS metastases at baseline, and 31 patients who had only non-measurable intracranial CNS metastases.

¡	10 of 15 (67%) patients with measurable intracranial CNS metastases had an intracranial objective response, and 13 of 31 (42%) with only non-measurable intracranial CNS metastases had complete disappearance of intracranial lesions.

¡	Median intracranial PFS for ALK+ NSCLC patients with intracranial CNS metastases at baseline was 15.6 months. Median duration of intracranial response in confirmed responders was 11.4 months.

Safety and Tolerability – All Patients Enrolled

•	The most common treatment-emergent adverse events (AEs; ≥ 30%), regardless of relationship to treatment, in all patients were nausea (51%), fatigue (42%), diarrhea (41%), headache (34%), and cough (33%).

•	Treatment-emergent AEs, regardless of relationship to treatment, grade 3 or higher, occurring in ≥4% patients were increased lipase (9%), dyspnea (7%), hypertension (5%), increased amylase (4%), and fatigue (4%)

•	Serious treatment-emergent AEs, regardless of relationship to treatment, occurring in three or more patients were dyspnea (7%), pneumonia (7%), hypoxia (5%), pulmonary embolism (3%), malignant pericardial effusion (2%), and pneumonitis (2%).

•	A subset of pulmonary AEs (including dyspnea, hypoxia, pneumonia and/or pneumonitis) was observed to occur within 7 days of treatment initiation or treatment re-initiation following a prolonged dose interruption. Most events occurred within 48 hours of dosing and were generally managed with dose interruption or discontinuation.

¡	Rates of these AEs were numerically lower with lower starting doses (11/137 [8%], overall)

¡	6/44 (14%) in patients started at 180 mg qd

¡	1/50 (2%) in patients started at 90 mg qd

¡	Among 32 patients treated with 90 mg qd for 7 days followed by 180 mg qd, no such events were reported after dose escalation

•	Administration of brigatinib at 180 mg with a 7-day lead-in at 90 mg appears to not be associated with an increased risk of additional early pulmonary AEs, when compared with continuous administration of brigatinib at 90 mg.

About Brigatinib

Brigatinib is an investigational, targeted cancer medicine discovered internally at ARIAD Pharmaceuticals, Inc. It is in development for the treatment of patients with anaplastic lymphoma kinase positive (ALK+) non-small cell cancer (NSCLC) whose disease is resistant to crizotinib. Brigatinib is currently being evaluated in the global Phase 2 ALTA trial that is anticipated to form the basis for its initial regulatory review. ARIAD has also initiated the Phase 3 ALTA 1L trial to assess the efficacy of brigatinib in comparison to crizotinib. More information on brigatinib clinical trials, including the expanded access program (EAP) can be found here.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts is an orphan oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other orphan cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

Forward-Looking Statements

This press release contains forward-looking statements. Any statements contained herein which do not describe historical facts, including, but not limited to, statements regarding: updated clinical data for brigatinib and the therapeutic potential of brigatinib are forward-looking statements which are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These factors, risks and uncertainties include, among others: early-stage clinical data may not be replicated in later-stage clinical studies; the costs associated with our research, development, manufacturing and other activities; the adequacy of our capital resources and the availability of additional funding; our ongoing and additional clinical trials of brigatinib may not be successful or initiated, enrolled or conducted in a timely manner; regulatory developments and safety issues; competitive risks; manufacturing issues and those additional factors detailed in our public filings with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Except as otherwise noted, these forward-

looking statements speak only as of the date of this press release and we undertake no obligation to update or revise any of these statements to reflect events or circumstances occurring after this press release. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

CONTACTS:	For Investors	For Media
	Manmeet S. Soni	Liza Heapes
	Manmeet.soni@ariad.com	Liza.heapes@ariad.com
	(617) 503-7298	(617) 621-2315

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